Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS SECOND QUARTER RESULTS,
REFLECTING STRENGTHENING CONDITIONS IN ITS CORE MARKETS

PORTLAND, Oregon – October 12, 2004 – Precision Castparts Corp. (NYSE:PCP) demonstrated strong performance across all four of its operating segments in the second quarter of fiscal 2005, while classifying the pump and valve operations of its Fluid Management Products segment, with the exception of E/One, as businesses held for sale and moving them into discontinued operations.

Total sales from continuing operations for the second quarter of fiscal 2005 were $697.5 million, versus $412.5 million in the same quarter last year, and consolidated segment operating income was $100.8 million, or 14.5 percent of sales, compared to last year’s $64.0 million, or 15.5 percent of sales.  While SPS continues to outperform the Company’s original estimates since being acquired by Precision Castparts Corp. (PCC) in the third quarter of fiscal 2004, the year-over-year decrease in margin percentage principally reflects the earnings impact of the lower-margin SPS businesses being included in the current quarter, but not in the second quarter of last year, coupled with increased raw material costs at the Company’s casting and forging operations.

Net income from continuing operations for the second quarter of fiscal 2005 was $57.2 million, or $0.86 per share (diluted, based on 66.2 million shares outstanding).  In last year’s second quarter, PCC reported net income of $27.3 million, or $0.51 per share (diluted, based on 54.0 million shares outstanding).

The results from last year included restructuring charges of $8.4 million or $0.10 per share.

As previously announced, PCC’s decision to sell the pump and valve businesses of its Fluid Management Products segment, with the exception of E/One, resulted in a charge of $245.0 million, or $3.70 per share (diluted) in the quarter.  This charge, approximately $240.0 million of which is non-cash, contributed to a net loss, including discontinued operations, of $183.0 million, or $2.76 per share (diluted) in the second quarter of fiscal 2005, versus net income, including discontinued operations, of $14.5 million, or $0.27 per share (diluted) in the same quarter a year ago.

Investment Cast Products reported sales of $326.3 million in the second quarter of fiscal 2005, with operating income of $61.0 million, compared to sales of $247.0 million and operating income of $47.0 million last year.  Key elements driving sales growth in this segment included both the addition of SPS’ Specialty Materials and Alloys Group in December 2003, which is experiencing significant upside from both aerospace and industrial gas turbine (IGT) aftermarket activity, and strengthening conditions in PCC’s core aerospace and IGT markets, enhanced by higher content on major engine programs.   Year over year, revenues of this segment’s base businesses – PCC Structurals and PCC Airfoils — grew approximately 15 percent.

In the second quarter of fiscal 2005, Forged Products sales were $147.3 million, with operating income of $18.7 million, versus sales of $121.8 million and operating income of $15.8 million a year ago.  Increased sales were primarily driven by continued penetration of the seamless, extruded pipe market to meet China’s power generation requirements and, to a smaller degree, by aerospace aftermarket sales.  Of the four PCC segments, Forged Products faces the greatest pressure from higher raw material prices, which is expected to subside in the fourth quarter.  In addition, PCC’s entry into the $200+ million ring-rolling market continues to absorb high start-up costs as its joint-venture operation in Monterrey, Mexico, ramps up over the next 12 to 16 months.

Fastener Products sales in the second quarter of fiscal 2005 totaled $165.1 million, with operating income of $21.4 million.  This segment has dramatically improved operating margins quarter over quarter, increasing from mid-single digits at the time of its acquisition in December 2003 to 13.0 percent today, by rapidly integrating PCC’s performance and analytical tools and realizing better-than-expected cost reductions and synergies.  Healthy aerospace aftermarket sales continue to provide upside for the segment, offsetting lower automotive sales as a result of shutdowns at the Big Three automobile manufacturers during their transition to the new 2005 models.

Second quarter sales for Industrial Products were $58.8 million, with operating income of $10.7 million, compared to sales of $43.7 million and operating income of $8.2 million in the same quarter a year ago.  These results reflect the inclusion of E/One sales and operating income in the segment’s results for the second quarter of fiscal 2004 and 2005.  Contributing to Industrial Products’ sales growth year over year was the addition of the SPS tooling businesses, as well as successful strategic execution in the segment’s core operations – Advanced Forming Technology, J&L Fiber Services, and E/One, which demonstrated solid, year-over-year, combined sales growth in excess of 15 percent.

“We are solidly positioned to capitalize on our increased market penetration as the aerospace and IGT markets begin their recovery,” said Mark Donegan, PCC’s chairman and chief executive officer.  “Our base businesses have significantly increased their content across all major aerospace and IGT platforms, which will steadily increase incremental sales over the next several years.  SPS, a business that solidly fits with PCC’s core competencies, continues to deliver excellent value to the Company, already achieving near-record operating margins, and, moving forward, providing a solid platform for further cost takeout, significant market share gains, and strategic growth through acquisition.  To this end, we have decided to divest businesses this quarter that were not a long-term strategic play for PCC, positioning ourselves for continued expansion of our critical fastener capabilities.

“As our markets recover, the central challenge is clear,” Donegan said.  “We need to recognize and seize every possible opportunity to leverage the increasing sales in the quarters and years ahead, striving to leave nothing on the table.  At the same time, we are clearly focused on the aggressive, but strategic pursuit of profitable growth, both through further development of our core businesses and through accretive acquisitions to strengthen our competitiveness in the market place.

“We are very well-positioned to take advantage of these new opportunities, some of which are now squarely in our sights,” Donegan continued.  “Our cash at the end of the second quarter was $162.2 million, to which we expect to add proceeds from the sale of our discontinued pump and valve and magnetics products businesses by the end of the fiscal year.  Total debt at the end of the quarter was $1,054.2 million, with a debt-to-total-capitalization ratio of 39.9 percent.  We can move confidently to meet our strategic objectives and build strength for the future.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.